Exhibit 99.1

Friday, April 26, 2013

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2013; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, April 26, 2013 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2013.

Selected first quarter 2013 highlights

Net income available to common shareholders was $900,000, or $0.53 per common share, for the first quarter ended March 31, 2013 (first quarter 2013), compared with $531,000, or $0.31 per common share, for the fourth quarter ended December 31, 2012 (fourth quarter 2012), and $1,167,000, or $0.69 per common share, for the first quarter ended March 31, 2012 (first quarter 2012).

  Earnings per common share of $0.53 increased $0.22 versus fourth quarter 2012, and decreased $0.16, versus first quarter 2012.
  The net interest margin increased 22 basis points versus fourth quarter 2012 and remained the same as first quarter 2012 at 3.54%.
  Tax equivalent net interest income increased $194,000, or 4%, versus fourth quarter 2012, and decreased $59,000, or 1%, versus first quarter 2012.
  Provision for loan losses was $396,000, versus $380,000 for fourth quarter 2012 and $180,000 for first quarter 2012. Net loan charge-offs were $70,000, versus $199,000 for fourth quarter 2012 and $90,000 for first quarter 2012.
  Non-interest income decreased $252,000, or 13%, versus fourth quarter 2012 and decreased $34,000, or 2%, versus first quarter 2012.
  Non-interest expense decreased $629,000, or 12%, versus fourth quarter 2012 and increased $205,000, or 5%, versus first quarter 2012.
  Net loans receivable increased $17.5 million or 4.5% during the first calendar quarter of 2013 to $406 million, which reflected an increase of $34.5 million or 9% from the end of the first quarter of 2012.
  Non-performing assets decreased $807,000, or 8%, to $9.3 million, or 1.6% of total assets, versus fourth quarter 2012 and increased $1.7 million versus first quarter 2012. Accruing loans receivable 30-to-89 days past due decreased $911,000 to $4.7 million, or 1.15% of gross loans receivable, versus fourth quarter 2012 and increased $538,000 versus first quarter 2012.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Salisbury Bank achieved solid growth in both our loan portfolio and assets under management in our Trust and Wealth Advisory area. We continue to remain focused on growing our core businesses, reducing non-performing assets, and enhancing the value of our Company. Despite the challenges of the economy and the continued low interest rate environment, the results from the first quarter reflect progress in multiple areas. Efforts to continue to grow the loan portfolio increased net loans receivable by $17.5 million during the first quarter, as we were able to successfully redeploy earning assets from investments into higher yielding loans. This contributed to the 22 basis point improvement in the net interest margin during the first calendar quarter of 2013 versus the preceding quarter. During the first quarter of 2013, we continued to grow shareholder equity and continued to grow the assets under management by our Trust and Wealth Management division, which contribute to the institutions profitability and provide additional income beyond net interest income.”

Net-Interest Income

Tax equivalent net interest income for first quarter 2013 increased $194,000, or 4%, versus fourth quarter 2012, and decreased $59,000, or 1%, versus first quarter 2012. Average total interest bearing deposits increased $0.7 million versus fourth quarter 2012 and increased $5.3 million versus first quarter 2012. Average earning assets decreased $12.4 million versus fourth quarter 2012 due to the early prepayment of a $10 million FHLBB advance in fourth quarter 2012, and decreased $5.9 million versus first quarter 2012. The net interest margin increased 22 basis points versus fourth quarter 2012 and remained the same as first quarter 2012 at 3.54%.

Non-Interest Income

Non-interest income for first quarter 2013 decreased $252,000 versus fourth quarter 2012 and decreased $34,000 versus first quarter 2012. Trust and Wealth Advisory revenues decreased $47,000 versus fourth quarter 2012 and decreased $30,000 versus first quarter 2012. The year-over-year revenue decrease is the result of higher estate fees collected in first quarter 2012, offset by growth in managed assets. Service charges and fees decreased $45,000 versus fourth quarter 2012 and decreased $5,000 versus first quarter 2012. Income from sales and servicing of mortgage loans decreased $165,000 versus fourth quarter 2012 and increased $17,000 versus first quarter 2012 due to residential mortgage loan sales and mortgage servicing valuations. Mortgage loans sales totaled $8.7 million for first quarter 2013, $13.4 million for fourth quarter 2012 and $16.3 million for first quarter 2012. First quarter 2013, fourth quarter 2012, and first quarter 2012 included mortgage servicing valuation impairment (benefits)/charges of $(33,000), $(73,000), and $92,000, respectively. Other income includes bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for first quarter 2013 decreased $629,000 versus fourth quarter 2012 and increased $205,000 versus first quarter 2012. Salaries decreased $130,000 versus fourth quarter 2012 due to changes in staffing levels and mix. Employee benefits increased $17,000 versus fourth quarter 2012 due to new deferred compensation plans and an increase in the 401K Safe Harbor Plan in response to the freeze placed on the defined benefit pension plan as of December 31, 2012. Premises and equipment decreased $26,000 versus fourth quarter 2012 and decreased $22,000 versus first quarter 2012. The current quarter’s decrease in expense was a result of seasonal maintenance, and repairs to the Lakeville branch during the fourth quarter of 2012. The year-over-year decrease was due primarily to the prior year’s one-time expense related to ADA compliance for ATMs. This favorable first quarter 2013 non-interest expense decrease was offset slightly by higher building maintenance and repairs, and weather related expenses this quarter as compared to the mild winter experienced in the Northeast during the prior quarter and year ago quarter.

Data processing increased $40,000 versus fourth quarter 2012 and $17,000 versus first quarter 2012. Professional fees increased $83,000 versus fourth quarter 2012, and $67,000 versus first quarter 2012. The increases in the current quarter were due to legal expenses and an executive search. Loan related expenses decreased $171,000 versus fourth quarter 2012 and increased $68,000 versus first quarter 2012. The decrease versus fourth quarter was mainly due to lower current quarter real estate taxes and legal collections, while the fourth quarter 2012 included a one-time loss associated with the sale of an OREO property. Other operating expenses decreased $466,000 versus fourth quarter 2012 and increased $30,000 versus first quarter 2012. The expense in the prior quarter includes a one-time prepayment expense of $450,000 as the result of the early prepayment of a $10 million FHLBB advance maturing 12/16/2013 with a 4.88% coupon. Year-over-year increases were due to rises in other administrative and operational expenses.

The effective income tax rates for first quarter 2013, fourth quarter 2012 and first quarter 2012 were 16.59%, 4.33% and 24.82%, respectively.

Loans

Net loans receivable increased $17.5 million during first quarter 2013 to $406.3 million at March 31, 2013, compared with $388.8 million at December 31, 2012, and increased $34.6 million compared with $371.7 million at March 31, 2012.

Asset Quality

Non-performing assets decreased $807,000 during first quarter 2013 to $9.3 million, or 1.6% of assets at March 31, 2013, from $10.1 million, or 1.7% of assets at December 31, 2012, and increased $1.7 million from $7.6 million, or 1.3% of assets at March 31, 2012.

The 8% decrease in non-performing assets in first quarter 2013 resulted primarily from OREO sales of $1.1 million, in addition to $0.6 million of loans returning to accrual status, and $1.2 million from loan repayments. These declines were offset in part by a $0.4 million change in 90+ past due status and additions of $1.0 million in new non-accrual loans and $0.7 million of OREO additions.

The amount of total impaired and potential problem loans remained unchanged at $27.4 million (6.7% of gross loans receivable) during first quarter 2013, compared to $27.4 million, or 7.0% of gross loans receivable at December 31, 2012, and decreased $0.3 million from $27.7 million, or 7.4% of gross loans receivable at March 31, 2012.

Accruing loans receivable 30-to-89 days past due decreased $0.9 million during first quarter 2013 to $4.7 million, or 1.15% of gross loans receivable, from $5.6 million, or 1.44% of gross loans receivable at December 31, 2012, and increased $0.5 million versus March 31, 2012.

The provision for loan losses for first quarter 2013 was $396,000 versus $380,000 for fourth quarter 2012 and $180,000 for first quarter 2012. Net loan charge-offs were $70,000, $199,000, and $90,000 for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, improved to 1.14%, versus 1.11% for fourth quarter 2012 and 1.11% for first quarter 2012.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2013 Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.17% and 16.47%, respectively. The Bank’s Tier 1 leverage and total risk-based capital ratios were 8.43% and 13.71%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At March 31, 2013, Salisbury’s assets totaled $597 million. Book value and tangible book value per common share were $32.88 and $26.70, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $31.8 million and to augment its regulatory capital ratios. SBLF preferred stock dividends were $40,000 for the quarter, versus $40,000 for fourth quarter 2012 and $83,000 for first quarter 2012.

First quarter 2013 dividend on Common Shares

The Board of Directors of Salisbury Bancorp, Inc. (NASDAQ Capital Market: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their April 26, 2013 meeting. The dividend will be paid on May 31, 2013 to shareholders of record as of May 10, 2013.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2013	December 31, 2012
ASSETS
Cash and due from banks	$ 4,982	$ 9,545
Interest bearing demand deposits with other banks	26,459	34,029
Total cash and cash equivalents	31,441	43,574
Securities
Available-for-sale at fair value	118,664	126,287
Federal Home Loan Bank of Boston stock at cost	5,340	5,747
Loans held-for-sale	710	1,879
Loans receivable, net (allowance for loan losses: $4,687 and $4,360)	406,258	388,758
Other real estate owned	712	244
Bank premises and equipment, net	11,340	11,520
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $1,801 and $1,745)	742	798
Accrued interest receivable	2,021	1,818
Cash surrender value of life insurance policies	7,356	7,295
Other assets	2,930	3,064
Total Assets	$ 597,343	$ 600,813
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$ 88,464	$ 98,850
Demand (interest bearing)	67,714	65,991
Money market	129,832	128,501
Savings and other	109,657	103,985
Certificates of deposit	92,106	93,888
Total deposits	487,773	491,215
Repurchase agreements	2,329	1,784
Federal Home Loan Bank of Boston advances	31,574	31,980
Deferred taxes	456	590
Accrued interest and other liabilities	3,005	3,247
Total Liabilities	525,137	528,816
Commitments and contingencies	-	-
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,709,291 and 1,689,731	171	169
Paid-in capital	13,646	13,158
Retained earnings	40,187	40,233
Accumulated other comprehensive loss, net	2,202	2,437
Total Shareholders' Equity	72,206	71,997
Total Liabilities and Shareholders' Equity	$ 597,343	$ 600,813

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended March 31,	Three months ended
(in thousands, except per share amounts)	2013	2012
Interest and dividend income
Interest and fees on loans	$ 4,429	$ 4,595
Interest on debt securities
Taxable	467	716
Tax exempt	488	534
Other interest and dividends	22	13
Total interest and dividend income	5,406	5,858
Interest expense
Deposits	490	667
Repurchase agreements	1	13
Federal Home Loan Bank of Boston advances	312	495
Total interest expense	803	1,175
Net interest income	4,603	4,683
Provision for loan losses	396	180
Net interest and dividend income after provision for loan losses	4,207	4,503
Non-interest income
Trust and wealth advisory	725	755
Service charges and fees	516	521
Gains on sales of mortgage loans, net	279	372
Mortgage servicing, net	26	(84)
Gains on securities, net	-	12
Other	79	83
Total non-interest income	1,625	1,659
Non-interest expense
Salaries	1,750	1,710
Employee benefits	685	690
Premises and equipment	583	605
Data processing	419	402
Professional fees	380	313
Collections and OREO	157	111
FDIC insurance	125	128
Marketing and community support	122	87
Amortization of intangibles	56	56
Other	428	398
Total non-interest expense	4,705	4,500
Income before income taxes	1,127	1,662
Income tax provision	187	412
Net income	$ 940	$ 1,250
Net income available to common shareholders	$ 900	$ 1,167

Basic and diluted earnings per share	$ 0.53	$ 0.69
Common dividends per share	0.28	0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Total assets	$ 597,343	$ 600,813	$ 611,037	$ 600,857	$ 598,950
Loans receivable, net	406,258	388,758	377,377	377,212	371,709
Total securities	124,004	132,034	131,412	141,409	151,666
Deposits	487,773	491,215	490,206	477,910	472,686
FHLBB advances	31,574	31,980	42,392	42,801	43,207
Shareholders’ equity	72,206	71,997	70,374	69,126	68,067
Wealth assets under management	404,211	388,113	388,807	372,506	377,259
Non-performing loans	8,585	9,860	9,229	8,409	7,606
Non-performing assets	9,297	10,104	9,870	8,409	7,606
Accruing loans past due 30-89 days	4,718	5,629	3,152	2,459	4,180
Net interest and dividend income	4,603	4,434	4,572	4,687	4,683
Net interest and dividend income, tax equivalent	4,903	4,709	4,847	4,983	4,962
Provision for loan losses	396	380	330	180	180
Non-interest income	1,625	1,877	1,887	1,890	1,659
Non-interest expense	4,705	5,334	4,693	5,026	4,500
Income before income taxes	1,127	597	1,436	1,370	1,662
Income tax provision	187	26	296	254	412
Net income	940	571	1,140	1,116	1,250
Net income available to common shareholders	900	531	1,094	1,069	1,167

Per share data
Basic and diluted earnings per common share	$ 0.53	$ 0.31	$ 0.65	$ 0.63	$ 0.69
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	32.88	33.14	32.18	31.44	30.83
Tangible book value per common share - Non-GAAP⁽¹⁾	26.70	26.85	25.86	25.09	24.44

Weighted average equivalent common shares outstanding, diluted	1,701	1,690	1,690	1,689	1,689
Common shares outstanding at end of period	1,709	1,690	1,690	1,690	1,689

Profitability ratios
Net interest margin (tax equivalent)	3.54%	3.32%	3.39%	3.58%	3.54%
Efficiency ratio (tax equivalent)	70.91	71.41	66.05	66.39	66.86
Non-interest income to operating revenue	26.08	29.74	29.21	25.73	26.02
Effective income tax rate	16.59	4.32	20.63	18.54	24.82
Return on average assets	0.61	0.35	0.71	0.72	0.78
Return on average common shareholders’ equity	6.46	3.85	8.05	8.10	9.05

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.07%	0.21%	0.38%	0.15%	0.10%
Non-performing loans to loans receivable, gross	2.09	2.51	2.43	2.21	2.03
Accruing loans past due 30-89 days to loans receivable, gross	1.15	1.44	0.83	0.65	1.12
Allowance for loan losses to loans receivable, gross	1.14	1.11	1.10	1.11	1.11
Allowance for loan losses to non-performing loans	54.59	44.22	45.28	50.04	54.77
Non-performing assets to total assets	1.56	1.68	1.62	1.40	1.27

Capital ratios
Common shareholders' equity to assets	9.41%	9.32%	8.90%	8.84%	8.69%
Tangible common shareholders' equity to assets - Non-GAAP(1)	7.78	7.69	7.28	7.18	7.02
Tier 1 leverage capital	10.17	9.87	9.78	9.92	9.69
Total risk-based capital	16.47	16.63	17.00	16.65	16.34

⁽¹⁾ Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Shareholders' Equity	$ 72,206	$ 71,997	$ 70,374	$ 69,126	$ 68,067
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	56,206	55,997	54,374	53,126	52,067
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(742)	(798)	(853)	(909)	(964)
Tangible Common Shareholders' Equity	$ 45,635	$ 45,370	$ 43,692	$ 42,388	$ 41,274
Total Assets	$ 597,343	$ 600,813	$ 611,037	$ 600,857	$ 598,950
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(742)	(798)	(853)	(909)	(964)
Tangible Total Assets	$ 586,772	$ 590,186	$ 600,355	$ 590,119	$ 588,157
Common Shares outstanding	1,709	1,690	1,690	1,690	1,689

Book value per Common Share – GAAP	$ 32.88	$ 33.14	$ 32.18	$ 31.44	$ 30.83
Tangible book value per Common Share - Non-GAAP	26.70	26.85	25.86	25.09	24.44

Common Equity to Assets – GAAP	9.41%	9.32%	8.90%	8.84%	8.69%
Tangible Common Equity to Assets – Non-GAAP	7.78	7.69	7.28	7.18	7.02

Non-interest expense	$ 4,705	$ 5,334	$ 4,693	$ 5,026	$ 4,500
Less: Amortization of core deposit intangibles	(56)	(56)	(56)	(56)	(56)
Less: Foreclosed property expense	(20)	(125)	(39)	7	(24)
Less: Nonrecurring expenses
Pension plan curtailment	-	-	-	(341)	-
FHLBB prepayment fee	-	(450)	-	-	-
Litigation settlement	-	-	(150)	(250)	-
Operating Expenses	$ 4,629	$ 4,703	$ 4,448	$ 4,386	$ 4,420
Net interest and dividend income, tax equivalent	$ 4,903	$ 4,709	$ 4,847	$ 4,983	$ 4,962
Non-interest income	1,625	1,877	1,887	1,890	1,659
Less: Gains on securities, net	-	-	-	(267)	(12)
Operating Revenue	$ 6,528	$ 6,582	$ 6,734	$ 6,606	$ 6,609
Efficiency Ratio	70.91%	71.41%	66.05%	66.39%	66.86%